EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 11, 2006, RAE Systems Inc. (“RAE”) purchased the assets of Aegison Corporation (“Aegison”), a Santa Clara, California based supplier of fixed and mobile digital video surveillance systems, for $2.1 million in cash (the “Transaction”).

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of RAE and Aegison. The unaudited pro forma condensed combined balance sheet as of June 30, 2006 (the “Pro Forma Balance Sheet”) was prepared by combining RAE’s consolidated balance sheet as of June 30, 2006 with Aegison’s consolidated balance sheet as of June 30, 2006, with the assumption that the Transaction had occurred as of June 30, 2006.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2006 and for the year ended December 31, 2005 (together the “Pro Forma Statements of Operations”), have been prepared by combining RAE’s consolidated statement of operations for the six months ended June 30, 2006 and fiscal year ended December 31, 2005 with Aegison’s corresponding consolidated statement of operations for the six months ended June 30, 2006 and fiscal year ended December 31, 2005. The Pro Forma Statements of Operations give effect to the Transaction as if it had occurred at the beginning as of January 1, 2005 or January 1, 2006, respectively. Neither the Pro Forma Statements of Operations nor the Pro Forma Balance Sheet reflects the anticipated cost savings or revenue enhancements in connection with the Transaction.

The Pro Forma Statements of Operations and the Pro Forma Balance Sheet are presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of RAE Systems Inc. after the acquisition.

RAE Systems Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2006

			Pro Forma		Pro Forma
	RAE	Aegison	Adjustments	Note	Combined
Assets
Cash and cash equivalents	$13,409,000	$22,000	$(1,899,000)	A	$11,532,000
Short-term investments	11,929,000	4,000	—		11,933,000
Accounts receivable, net of allowance for doubtful accounts	12,551,000	27,000	—		12,578,000
Inventories, net	12,000,000	47,000	—		12,047,000
Other current assets	8,594,000	1,000	—		8,595,000
Property and equipment, net	14,972,000	39,000	—		15,011,000
Intangible assets, net	1,547,000	6,000	909,000	B	2,462,000
Goodwill	136,000	—	803,000	C	939,000
Other long term assets	2,704,000	—	353,000	D	3,057,000

Total Assets	$77,842,000	$146,000	$166,000		$78,154,000

Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity
Accounts payable	$6,528,000	$65,000	$—		$6,593,000
Accrued liabilities	6,664,000	22,000	—		6,686,000
Other current liabilities	3,277,000	569,000	(344,000)	E	3,502,000
Long term liabilities	2,511,000	—	—		2,511,000

Total Liabilities	18,980,000	656,000	(344,000)		19,292,000

Minority Interest in Consolidated Entities	4,081,000	—	—		4,081,000
Shareholders’ Equity	54,781,000	(510,000)	510,000	F	54,781,000

Total Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity	$77,842,000	$146,000	$166,000		$78,154,000

RAE Systems Inc.
Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2005

			Pro Forma		Pro Forma
	RAE	Aegison	Adjustments	Note	Combined
Net Sales	$60,293,000	$957,000	$—		$61,250,000
Cost of Sales	24,690,000	435,000	—		25,125,000

Gross Profit	35,603,000	522,000	—		36,125,000

Operating Expenses:
Sales and marketing	16,835,000	264,000	92,000	G	17,191,000
Research and development	5,414,000	323,000	63,000	G	5,800,000
General and administrative	12,915,000	570,000	—		13,485,000
Loss on abandonment of lease	2,027,000	—	—		2,027,000

Total Operating Expenses	37,191,000	1,157,000	155,000		38,503,000

Loss from Operations	(1,588,000)	(635,000)	(155,000)		(2,378,000)
Other Income	290,000	2,000	—		292,000
Income tax benefit	477,000	—	292,000	I	769,000
Minority interest in loss of consolidated subsidiaries	62,000	-	-		62,000

Net Loss	$(759,000)	$(633,000)	$137,000		$(1,255,000)

Net loss per share
Basic Loss Earnings Per Common Share	$(0.01)				$(0.02)
Diluted Loss Earnings Per Common Share	$(0.01)				$(0.02)
Shares used in computing net loss per share
Basic	57,687,714				57,687,714
Diluted	57,687,714				57,687,714

RAE Systems Inc.
Unaudited Pro Forma Condensed Combined Statement of Income for Six Months Ended June 30, 2006

			Pro Forma		Pro Forma
	RAE	Aegison	Adjustments	Note	Combined
Net Sales	$28,327,000	$214,000	$—		$28,541,000
Cost of Sales	13,155,000	93,000	—		13,248,000

Gross Profit	15,172,000	121,000	—		15,293,000

Operating Expenses:
Sales and marketing	8,491,000	88,000	46,000	H	8,625,000
Research and development	2,726,000	116,000	32,000	H	2,874,000
General and administrative	6,002,000	251,000	—		6,253,000

Total Operating Expenses	17,219,000	455,000	78,000		17,752,000

Loss from Operations	(2,047,000)	(334,000)	(78,000)		(2,459,000)
Other Income	333,000	—	—		333,000
Income tax benefit	484,000	—	152,000	I	636,000
Minority interest in loss of consolidated subsidiaries	145,000	-	-		145,000

Net Loss	$(1,085,000)	$(334,000)	$74,000		$(1,345,000)

Net loss per share
Basic Loss Earnings Per Common Share	$(0.02)				$(0.02)
Diluted Loss Earnings Per Common Share	$(0.02)				$(0.02)
Shares used in computing net loss per share
Basic	58,007,469				58,007,469
Diluted	58,007,469				58,007,469

Note To Unaudited Condensed Combined Pro Forma Financial Statements

The Company recorded the following pro forma adjustments to the Pro Forma Balance Sheet and Pro Forma Statements of Operations:

A – The total purchase price of the Transaction was $2.1 million. Of this amount, $1.8 million was paid shortly after the Transaction’s purchase agreement was signed, $0.1 million was paid for costs incurred due to the Transaction and $0.2 million remains as a current liability, which is due six months after the Transaction date.

B – To reflect fair value of intangible assets purchased. Intangible assets included the following:

		Weighted
		Average Useful
	Amount	Life (Years)
Customer List	$91,000	3
Business name and trade name	108,000	2
Trade secret	79,000	10
Patents and technology	631,000	10

Total	$909,000

C – Goodwill represents excess purchase price over fair value of assets purchased and liabilities assumed.

D – Aegision has a 20% equity interest in Tianjin SecuRay, which is primarily a research and development company in China. The fair market value of the 20% equity interest was $0.4 million. In January 2007, RAE completed the acquisition of Tianjin SecuRay. The total purchase price of Tianjin SecuRay was $2 million cash.

E – $0.3 million reduction in other current liabilities was a net of:

• $0.5 million of reduction of Aegison’s liabilities not assumed by RAE

• $0.2 million of additional current liability recorded as part of the purchase price (see Note A).

F – Represents elimination of Aegison’s equity balance at June 30, 2006.

G – Represents twelve months amortization of intangible assets.

H – Represents six months amortization of intangible assets.

I – Income tax benefit calculated based on an estimated tax rate of 37%.